EXHIBIT 99.1

RUANYUN EDAI TECHNOLOGY INC.

2025 EQUITY INCENTIVE PLAN

Ruanyun Edai Technology Inc. sets forth herein the terms and conditions of its 2025 Equity Incentive Plan.

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract, retain and motivate employees, Consultants and Non-Employee Directors to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Options, SARs, Restricted Shares, RSUs, and Other Stock-Based Awards. Any of these awards may—but need not—be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions of the Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions will apply:

“Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control with” the Company within the meaning of Rule 405 of Regulation C under the Securities Act.

“Award” means a grant, under the Plan, of (i) an Option, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) any Other Stock-Based Award, or (vi) a Substitute Award.

“Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.

“Beneficial Owner” will have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, that Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“Board” means the Board of Directors of the Company.

“Cause” will be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Company, and unless otherwise provided in the applicable Award Agreement: (i) the Grantee’s failure to materially perform and discharge his duties and responsibilities after receiving written notice allowing the Grantee ten (10) days to create a plan to cure such failures, such plan being acceptable to the Chief Executive Officer of the Company, and a further thirty (30) days to cure such failures, if so curable; (ii) the Grantee’s breach of the material provisions of any service or employment agreement between the Grantee and the Company; (iii) the Grantee’s misconduct that, in the good faith opinion and sole discretion of the Committee, is injurious to the Company; (iv) a felony conviction involving personal dishonesty or moral turpitude, or a determination by the Board, that the Grantee has willfully and knowingly violated Company policies or procedures; (v) the Grantee’s engagement in illegal drug use or alcohol abuse that prevents the Grantee from performing the Grantee’s duties in any manner; (vi) the Grantee’s misappropriation, embezzlement, or conversion of the Company’s opportunities or property; or (vii) the Grantee’s willful misconduct, recklessness or gross negligence in respect of the Grantee’s duties or obligations. The Committee, in its absolute discretion, will determine the effect of all matters and questions relating to the existence of Cause.

“Change in Control” means, except as otherwise provided in a Grantee’s Award Agreement, the occurrence of any of the following events:

(i)       any “person” or “group” (as defined in Section 13(d) and 14(d) of the Exchange Act) together with their affiliates become the ultimate Beneficial Owners of voting stock of the Company representing more than 50% of the voting power of the total voting stock of the Company;

(ii)     the consummation of a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation that would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation;

(iii)     the Shareholders approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)     during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new member of the Board (other than a member of the Board designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (ii), or (iii) of this definition of “Change in Control”) whose election by the Company’s shareholders was approved by a vote of at least two-thirds of the members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

Solely to the extent required by Section 409A of the Code, an event described above will not constitute a Change in Control for purposes of the payment (but not vesting) terms and conditions of any Award subject to Section 409A of the Code unless such event also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code will be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means any committee or other persons designated by the Board to administer the Plan. The Board will cause the Committee (to the extent one is established) to satisfy the applicable requirements of any securities exchange on which the Ordinary Shares may then be listed. For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. All references in the Plan to the Board will mean such Committee or the Board.

“Company” means Ruanyun Edai Technology Inc., a company incorporated under the laws of the Cayman Islands.

“Consultant” means any person, except an employee or Non-Employee Director, engaged by the Company or any Affiliate to render personal services to such entity, including as an advisor, and who qualifies as a consultant or advisor under Rule 701 of the Securities Act (during any period in which the Company is not subject to the reporting requirements of the Exchange Act) or Form S-8 (during any period in which the Company is subject to the reporting requirements of the Exchange Act).

“Disability” will be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement or, if there is no such definition, “Disability” means, as determined by the Company and unless otherwise provided in the applicable Award Agreement, “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

“Effective Date” means 7 September 2025.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Share as of a particular date means (i) if the Shares are listed on a national securities exchange, the closing price of a Share as quoted on such exchange or other comparable reporting system for the first regular trading day immediately preceding the applicable date, (ii) if the Shares are not then listed on a national securities exchange, the closing price of a Share quoted by an established quotation service for over-the-counter securities for the first trading day immediately preceding the applicable date, or (iii) if the Shares are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of the Shares is not otherwise determinable, such value as determined by the Board, in good faith (but in any event not less than fair market value within the meaning of Section 409A of the Code, and any regulations and other guidance thereunder). Notwithstanding the foregoing, if the Board determines that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the applicable Award Agreement.

“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than 50% of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets and any other entity in which one or more of these persons (or the applicable individual) own more than 50% of the voting interests.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Grant Date” means the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (iii) such other date as may be specified by the Board in the Award Agreement.

“Grantee” means a person who receives or holds an Award.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate and who is a non-employee director within the meaning of Rule 16b-3.

“Option” means an option to purchase one or more Shares under the Plan.

“Option Price” means the exercise price for each Share subject to an Option.

“Ordinary Share” means an ordinary share of the Company, par value $0.0002 per share.

“Other Stock-Based Award” means Awards consisting of Share units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, other than Options, SARs, Restricted Shares and RSUs.

“Performance Award” means an Award made subject to the attainment of performance goals over a performance period established by the Board.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this Ruanyun Edai Technology Inc. 2025 Equity Incentive Plan.

“Purchase Price” means the purchase price for each Share under a grant of Restricted Shares.

“Restricted Period” will have the meaning set forth in Section 10.1.

“Restricted Shares” means restricted Shares awarded to a Grantee under Section 10.

“RSU” means a bookkeeping entry representing the equivalent of Shares, awarded to a Grantee under Section 10.

“SAR” means a right granted to a Grantee under Section 9.

“SAR Exercise Price” means the per Share exercise price of a SAR granted under Section 9.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation from Service” means the termination of the applicable Grantee’s employment or engagement with, and performance of services for, the Company and each Affiliate. Unless otherwise determined by the Company, if a Grantee’s employment or engagement with the Company or an Affiliate terminates but the Grantee continues to provide services to the Company or an Affiliate in a non-employee director capacity or as an employee, officer or consultant, as applicable, such change in status will not be deemed a Separation from Service. Approved temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates will not be considered Separations from Service. Notwithstanding the foregoing, with respect to any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, “Separation from Service” will mean a “separation from service” as defined under Section 409A of the Code.

“Service Provider” means an employee, officer, Non-Employee Director or Consultant of the Company or an Affiliate.

“Share” means one Ordinary Share.

“Shareholder” means a shareholder of the Company.

“Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

“Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.

3.	ADMINISTRATION OF THE PLAN

3.1.	General

The Board will have such powers and authorities related to the administration of the Plan as are consistent with the Company’s memorandum and articles of association and applicable law. The Board will have the power and authority to delegate its powers and responsibilities under the Plan to the Committee, which will have full authority to act in accordance with its charter, and with respect to the authority of the Board to act under the Plan. All references to the Board will be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement or the memorandum and articles of association of the Company, the Board will have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement and will have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and conditions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee will administer the Plan provided that the Board will retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Ordinary Shares may then be listed. The interpretation and construction by the Board of the Plan, any Award or any Award Agreement will be final, binding and conclusive. Without limitation, the Board will have full and final authority, subject to the other terms and conditions of the Plan, to:

(i)       construe and interpret the Plan and apply its provisions;

(ii)      designate Grantees;

(iii)     determine the types of Awards to be made to a Grantee;

(iv)     determine the number of Shares to be subject to an Award;

(v)     establish the terms and conditions of each Award (including the Option Price of any Option and the SAR Exercise Price of any SAR, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer or forfeiture of an Award or the Shares subject thereto;

(vi)     prescribe the form of each Award Agreement; and

(vii)    amend, modify or supplement the terms and conditions of any outstanding Award, including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the U.S. to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Board may delegate its authority as set forth in the Plan to any individual or committee of individuals (who need not be directors), including the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto will be deemed to include the Board’s delegate. Any such delegate will serve at the pleasure of, and may be removed at any time by, the Board.

3.2.	No Repricing

Notwithstanding any other term or condition of the Plan, the repricing of Options or SARs is prohibited without prior approval of the Shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying Shares in exchange for another Award; and (iii) any other action that is treated as a “repricing” under GAAP, unless the actions contemplated in clauses (i), (ii), or (iii) occur in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (ii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under GAAP and regardless of whether it is voluntary on the part of the Grantee.

3.3.	Separation from Service for Cause

The Company may cause an Award to be forfeited if the Grantee incurs a Separation from Service for Cause.

3.4.	Clawbacks

Except to the extent otherwise provided in a Grantee’s Award Agreement, all awards, amounts or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with any Company clawback or similar policy (“Clawback Policy”) or any applicable law related to such actions. In addition, a Grantee may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement in accordance with the Clawback Policy. A Grantee’s acceptance of an Award will be deemed to constitute the Grantee’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Grantee’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

3.5.	Deferral Arrangement

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A of the Code, which may include terms and conditions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred units.

3.6.	No Liability

No member of the Board will be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.7.	Book Entry

Notwithstanding any other term or condition of the Plan, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book-entry.

4.	shares SUBJECT TO THE PLAN

4.1.	Authorized Number of Shares

Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan will not exceed Six Million Five Hundred Thousand (6,500,000) Shares. Shares delivered under the Plan will consist in whole or in part of authorized but undelivered Shares, treasury Shares or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.

4.2.	Share Counting

4.2.1.	General

Each Share (regardless of the award type) granted in connection with an Award will be counted as one Share against the limit in Section 4.1, subject to this Section 4.2. Share-based Performance Awards will be counted assuming maximum performance results (if applicable) until such time as actual performance results can be determined.

4.2.2.	Cash-Settled Awards

Any Award settled in cash will not be counted as Shares for any purpose under the Plan.

4.2.3.	Expired or Terminated Awards

If any Award expires or is terminated, surrendered, canceled or forfeited, in whole or in part, the undelivered Shares covered by that Award will again be available for the grant of Awards.

4.2.4.	Repurchased, Surrendered or Forfeited Awards

If delivered Shares are repurchased by, or are surrendered or forfeited to, the Company at no more than cost, such Shares will again be available for the grant of Awards.

4.2.5.	Payment of Option Price, Purchase Price or Tax Withholding in Shares

Shares subject to an Award under the Plan will not be made available for delivery under the Plan if such Shares are (i) Shares tendered in payment of an Option, (ii) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) Shares covered by a Share-settled SAR or other Shares that were not delivered upon the settlement of the SAR. Shares covered by a cash-settled RSU will again be made available for delivery under the Plan.

4.2.6.	Substitute Awards

In the case of any Substitute Award, such Substitute Award will not be counted against the number of Shares reserved under the Plan.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Term

The Plan will be effective as of the Effective Date. The Plan will terminate automatically on the ten-year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2.	Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Awards that have not been made. An amendment will be contingent on approval of the Shareholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. No Awards may be granted after the Termination Date. The applicable terms and conditions of the Plan, and any terms and conditions applicable to Awards granted before the Termination Date will survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension or termination of the Plan will, without the consent of the Grantee, materially impair rights or obligations under any Award made before such amendment, suspension or termination.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers

Awards may be made to any Service Provider selected and designated by the Board from time to time. The Board may grant an Award to a person who is reasonably expected to become a Service Provider provided that such grant is contingent on such person becoming a Service Provider.

6.2.	Successive Awards

An eligible person may receive more than one Award, subject to such restrictions as are provided in the Plan.

6.3.	Stand-Alone, Additional, Tandem and Substitute Awards

The Board may grant Awards either alone or in addition to, in tandem with or in substitution or exchange for any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board will have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board will have the right to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, RSUs or Restricted Shares).

7.	AWARD AGREEMENT

Each Award will be evidenced by an Award Agreement, in such forms as the Board determines from time to time. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice that provides that acceptance of the Award constitutes acceptance of all terms and conditions of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar terms and conditions but will be consistent with the terms and conditions of the Plan.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price

The Option Price of each Option will be fixed by the Board and stated in the related Award Agreement. Each Option will be separately designated in the Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) will be at least the Fair Market Value of a Share on the Grant Date. In no case will the Option Price of any Option be less than the par value of a Share.

8.2.	Vesting

Subject to Section 8.3, each Option will become exercisable at such times and under such terms and conditions (including performance requirements) as may be determined by the Board and stated in the Award Agreement. The Board may, but will not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event and at any time after the Grant Date of the Award.

8.3.	Term

Each Option will terminate, and all rights to purchase Shares thereunder will cease, upon the expiration of a period not to exceed ten (10) years from the Grant Date, or under such circumstances and on any date before ten (10) years from the Grant Date as may be set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement.

8.4.	Limitations on Exercise of Option

Notwithstanding any other term or condition of the Plan, in no event may any Option be exercised, in whole or in part, (i) after the defined Term is exceeded or (ii) after the occurrence of an event that results in termination of the Option.

8.5.	Method of Exercise

An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time. No Option may be exercised for a fraction of a Share.

8.6.	Rights of Holders of Options

Unless otherwise stated in the related Award Agreement, a Grantee holding or exercising an Option will have none of the rights of a Shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered by the Option are fully paid and delivered to the Grantee. Except as provided in Section 15 or the related Award Agreement, no adjustment will be made for dividends, distributions or other rights for which the record date is before the date of such delivery.

9.	TERMS AND CONDITIONS OF SARS

9.1.	Right to Payment

A SAR will confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the SAR Exercise Price. The Award Agreement for a SAR (except those that constitute Substitute Awards) will specify the SAR Exercise Price, which will be fixed on the Grant Date at a price that is not less than the Fair Market Value of a Share on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option after the Grant Date of such Option will have a SAR Exercise Price that is equal to the Option Price, provided that the SAR Exercise Price may not be less than the Fair Market Value of a Share on the Grant Date of the SAR to the extent required by Section 409A of the Code.

9.2.	Other Terms

The Board will determine at the Grant Date the times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals or future service requirements), the times at which SARs will cease to be or become exercisable after Separation from Service or upon such other terms or conditions determined by the Board, the method of exercise, whether or not a SAR will be in tandem or in combination with any other Award and any other terms and conditions of any SAR.

9.3.	Term of SARs

The term of a SAR granted under the Plan will be determined by the Board and stated in the related Award Agreement, provided that such term will not exceed ten (10) years.

9.4.	Payment of SAR Amount

Upon exercise of a SAR, a Grantee will be entitled to receive payment from the Company (in cash or Shares) in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the SAR Exercise Price by (ii) the number of Shares with respect to which the SAR is exercised.

10.	TERMS AND CONDITIONS OF RESTRICTED SHARES AND RSUs

10.1.	Restrictions

At the time of grant, the Board may establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Shares or RSUs in accordance with Section 12. Each Award of Restricted Shares or RSUs may be subject to a different Restricted Period and additional restrictions. Neither Restricted Shares nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or before the satisfaction of any other applicable restrictions.

10.2.	Restricted Share Certificates

The Company will deliver, in the name of each Grantee to whom Restricted Shares have been granted, stock certificates or other evidence of ownership representing the total number of Restricted Shares granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company will hold such certificates for the Grantee’s benefit until such time as the Restricted Shares are forfeited to the Company or the restrictions lapse, or (ii) such certificates will be delivered to the Grantee. Any such certificates delivered to the Grantee will bear legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3.	Rights of Holders of Restricted Shares

Unless the Board otherwise provides in an Award Agreement and subject to Section 17.10, holders of Restricted Shares will have rights as Shareholders, including voting and dividend rights.

10.4.	Rights of Holders of RSUs

10.4.1.	Settlement of RSUs

RSUs may be settled in cash or Shares, as determined by the Board and set forth in the Award Agreement. The Award Agreement will also set forth whether the RSUs will be settled (i) within the time period specified for “short term deferrals” under Section 409A of the Code or (ii) otherwise within the requirements of Section 409A of the Code, in which case the Award Agreement will specify upon which events such RSUs will be settled.

10.4.2.	Voting and Dividend Rights

Unless otherwise stated in the applicable Award Agreement and subject to Section 17.10, holders of RSUs will not have rights as Shareholders, including no voting or dividend or dividend equivalents rights.

10.4.3.	Creditor’s Rights

A holder of RSUs will have no rights other than those of a general creditor of the Company. RSUs represent an unfunded and unsecured obligation of the Company, subject to the applicable Award Agreement.

10.5.	Purchase of Restricted Shares

The Grantee will be required, to the extent required by applicable law, to purchase Restricted Shares from the Company at a Purchase Price equal to the greater of the aggregate par value of the Restricted Shares or the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by services already rendered. The Purchase Price will be payable in a form described in Section 11 or, if permitted by the Board, in consideration for past services rendered.

10.6.	Delivery of Shares

Upon the expiration or termination of any Restricted Period and the satisfaction of any other terms and conditions prescribed by the Board, the restrictions applicable to Restricted Shares or RSUs settled in Shares will lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such Shares will be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED SHARES

11.1.	General Rule

Payment of the Option Price for an Option or the Purchase Price for Restricted Shares will be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11. Notwithstanding any provision of this Section 11, during any period for which the Ordinary Shares are publicly traded (i.e., the Ordinary Shares are listed on any established stock exchange or a national market system) an exercise by a Non-Employee Director or officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 will be prohibited with respect to any Award under this Plan.

11.2.	Surrender of Shares

To the extent the Award Agreement so provides, payment of the Option Price for an Option or the Purchase Price for Restricted Shares may be made all or in part through the tender to, or withholding by, the Company of Shares that will be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Shares has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

11.3.	Cashless Exercise

With respect to an Option only (and not with respect to Restricted Shares), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4.	Other Forms of Payment

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Shares may be made in any other form that is consistent with applicable laws, regulations, and rules, including the Company’s withholding of Shares otherwise due to the exercising Grantee.

12.	PERFORMANCE AWARDS

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance terms conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance terms or conditions.

13.	other sTOCK-based awards

13.1.	Grant of Other Stock-Based Awards

Other Stock-Based Awards may be granted either alone or in addition to or in conjunction with other Awards. Other Stock-Based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in Shares under any other compensation plan or arrangement of the Company. Subject to the terms and conditions of the Plan, the Board will determine the persons to whom and the times at which such Awards may be made, the number of Shares to be granted under such Awards and all other terms and conditions of such Awards. Unless the Board determines otherwise, any such Award will be confirmed by an Award Agreement, which will contain such terms and conditions as the Board determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

13.2.       Terms of Other Stock-Based Awards

Any Shares subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered before the date on which the Shares are delivered or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1.	General

The Company will not be required to sell or deliver any Shares under any Award if the sale or delivery of such Shares would constitute a violation by the Grantee, any other individual or the Company of any law or regulation of any governmental authority, including any federal or state securities laws or regulations. If at any time the Company determines that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a term or condition of, or in connection with, the delivery or purchase of Shares under the Plan, no Shares may be delivered or sold to the Grantee or any other individual exercising an Option unless such listing, registration, qualification, consent or approval has been effected or obtained free of any terms and conditions not acceptable to the Company, and any delay caused thereby will in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the Shares covered by such Award, the Company will not be required to sell or deliver such Shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares under an exemption from registration under the Securities Act. The Company may, but will not be obligated to, register any securities covered by the Plan under the Securities Act. The Company will not be obligated to take any affirmative action to cause the exercise of an Option or the delivery of Shares under the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option will not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) will be deemed conditioned on the effectiveness of such registration or the availability of such an exemption. The Board may require the Grantee to sign such additional documentation, make such representations and furnish such information as the Board may consider appropriate in connection with the grant of Awards or delivery of Shares in compliance with applicable laws.

14.2.	Rule 16b-3

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors under the Plan will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any term or condition of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it will be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and will not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.	Changes in Ordinary Shares

If (i) the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, (A) the number and kinds of shares for which grants of Awards may be made, (B) the number and kinds of shares for which outstanding Awards may be exercised or settled and (C) the performance goals relating to outstanding Awards will be equitably adjusted by the Company, provided that any such adjustment will comply with Section 409A of the Code. In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (ii) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options and SAR Exercise Price per share of outstanding SARs will be equitably adjusted, provided that any such adjustment will comply with Section 409A of the Code.

15.2.	Effect of a Change in Control

In the event of a Change in Control, the Committee may, but will not be obligated to: (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any Award; (ii) cancel Awards and cause to be paid to the holders of vested Awards the value of such Awards, if any, as determined by the Committee, in its sole discretion, it being understood that in the case of any Option with an Option Exercise Price or SAR with a SAR Exercise Price that equals or exceeds the price paid for an Ordinary Share in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; (iii) provide for the issuance of substitute Awards or the assumption or replacement of such Awards; (iv) provide written notice to Grantees that for a period of at least ten (10) days prior to the Change in Control, such Awards will be exercisable, to the extent applicable, as to all Ordinary Shares subject thereto and upon the occurrence of the Change in Control, any Awards not so exercised will terminate and be of no further force and effect; or (v) otherwise treat such Awards in the manner set forth in the agreement pursuant to which the Change in Control is consummated. The obligations of the Company under the Plan will be binding on any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company or on any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

15.3.	Adjustments

Adjustments under this Section 15 related to Shares or other securities of the Company will be made by the Board. No fractional Shares or other securities will be delivered under any such adjustment, and any fractions resulting from any such adjustment will be eliminated in each case by rounding downward to the nearest whole Share.

16.	No Limitations on Company

The grant of Awards will not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS

17.1.	Disclaimer of Rights

No term or condition of the Plan or any Award Agreement will be construed to confer on any individual the right to remain in the employ or service of the Company or any Affiliate or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding any other term or condition of the Plan, unless otherwise stated in the applicable Award Agreement, no Award will be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits under the Plan will be interpreted as a contractual obligation to pay only those amounts described in the Plan, in the manner and under the terms and conditions prescribed in the Plan. The Plan will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the Plan.

17.2.	Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the Shareholders for approval, to the extent such approval is sought by the Board, will be construed as creating any limitations on the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to one or more classes of individuals or specifically to one or more particular individuals), including the granting of Options as the Board determines desirable.

17.3.	Withholding Taxes

The Company or an Affiliate, as the case may be, will have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, local or foreign taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the delivery of any Shares upon the exercise of an Option or SAR or settlement of an RSU or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, exercise or settlement, the Grantee will pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. The Company or the Affiliate, as the case may be, may require or permit the Grantee to satisfy such obligations, in whole or in part, (A) by causing the Company or the Affiliate to withhold up to the maximum required number of Shares otherwise deliverable to the Grantee as may be necessary to satisfy such withholding obligation or (B) by delivering to the Company or the Affiliate Shares already owned by the Grantee. The Shares so delivered or withheld will have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares used to satisfy such withholding obligation will be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. To the extent applicable, a Grantee may satisfy Grantee’s withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

17.4.	Other Terms and Conditions; Employment Agreements

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board. In the event of any conflict between the terms and conditions of an employment agreement and the Plan, the terms and conditions of the employment agreement will govern.

17.5.	Severability

If any term or condition of the Plan or any Award Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining terms and conditions of the Plan and the Award Agreement will be severable and enforceable, and all terms and conditions will remain enforceable in any other jurisdiction.

17.6.	Governing Law

The Plan and all Award Agreements will be construed in accordance with and governed by the laws of the Cayman Islands without regard to the principles of conflicts of law that could cause the application of the laws of any jurisdiction other than the Cayman Islands. For purposes of resolving any dispute that arises under the Plan, each Grantee, by virtue of receiving an Award, will be deemed to have submitted to and consented to the exclusive jurisdiction of the Cayman Islands and to have agreed that any related litigation will be conducted solely in the courts of the Cayman Islands, where the Plan is made and to be performed, and no other courts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.

17.7.	Section 409A of the Code

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Section 409A and the applicable regulations and guidance thereunder. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code will not be treated as deferred compensation unless applicable laws require otherwise. For purposes of Section 409A of the Code, each installment payment under the Plan will be treated as a separate payment. Notwithstanding any other term or condition of the Plan, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan during the six-month period immediately after the Grantee’s Separation from Service will instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board will have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Grantee under Section 409A of the Code and neither the Company nor the Board will have any liability to any Grantee for such tax or penalty.

17.8.	Separation from Service

The Board will determine the effect of a Separation from Service on Awards, and such effect will be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that may be taken upon the occurrence of a Separation from Service, including accelerated vesting or termination, depending on the circumstances surrounding the Separation from Service.

17.9.	Transferability of Awards and Delivered Shares

No Award will be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

Notwithstanding the foregoing, if authorized in the applicable Award Agreement or otherwise approved by the Board, a Grantee may transfer, not for value, all or part of an Award to any Family Member. For the purpose of this Section 17.9, a “not for value” transfer is a transfer that is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights or (iii) a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. After a transfer under this Section 17.9, any such Award will continue to be subject to the same terms and conditions as were applicable immediately before transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.9 or by will or the laws of descent and distribution.

17.10.	Dividend Equivalent Rights

If specified in the Award Agreement, the recipient of an Award may be entitled to receive dividend equivalent rights with respect to the Shares or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid in cash or deemed to be reinvested in additional Shares or other securities of the Company at a price per unit equal to the Fair Market Value of a Share on the date that such dividend was paid to Shareholders. Notwithstanding the foregoing, dividends or dividend equivalents will not be paid on any Award or portion thereof that is unvested or on any Award that is subject to the achievement of performance criteria before the Award has become earned and payable.

17.11.	Data Protection

A Grantee’s acceptance of an Award will be deemed to constitute the Grantee’s acknowledgement of and consent to the collection and processing of personal data relating to the Grantee so that the Company can meet its obligations and exercise its rights under the Plan and generally administer and manage the Plan. This data will include data about participation in the Plan and Shares offered or received, purchased or sold under the Plan and other appropriate financial and other data (such as the date on which the Awards were granted) about the Grantee and the Grantee’s participation in the Plan.

17.12.	Plan Construction

In the Plan, unless otherwise stated, the following uses apply:

(i)       references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time;

(ii)      in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”;

(iii)     indications of time of day will be based on the time applicable to the location of the principal headquarters of the Company;

(iv)     the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively;

(v)      all references to articles and sections are to articles and sections in the Plan;

(vi)     all words used will be construed to be of such gender or number as the circumstances and context require;

(vii)    the captions and headings of articles and sections have been inserted solely for convenience of reference and will not be considered a part of the Plan, nor will any of them affect the meaning or interpretation of the Plan;

(viii)  any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, will mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(ix)     all accounting terms not specifically defined will be construed in accordance with GAAP.